Registration No. 333-______
As filed with the Securities and Exchange Commission on May 9, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRAZIL FAST FOOD CORP.
(Exact name of registrant as specified in its charter)

Delaware	13-3688737
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Rua Voluntários da Pátria, 89, 9o. andar — Botafogo	N/A
CEP 22.270-010, Rio de Janerio, Brazil	(zip code)
1992 STOCK OPTION PLAN

OPTIONS GRANTED OUTSIDE OF PLAN
(Full title of plan)

Rômulo Borges Fonseca
Rua Voluntários da Pátria, 89, 9o. andar — Botafogo
CEP 22.270-010, Rio de Janerio, Brazil
(Name, address and telephone number,
including area code, of agent for service)
Copies of all communications to:
Bradley D. Houser
Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131
Telephone: (305) 374-5600
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock	1,065,000 shares	$4.10	$4,366,500	$467.22

(1)	Includes additional shares of common stock that may become issuable pursuant to the anti-dilution adjustment provisions of the 1992 Stock Option Plan pursuant to Rules 416 and 457 under the Securities Act of 1933. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are derived from the average of the high and low prices of Registrant’s Common Stock on May 5, 2006, as reported on the OTC Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the 1992 Stock Option Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated which we have filed with Commission:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Commission on April 1, 2006;

(b)	our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Commission on May 1, 2006;

(c)	the description of our common stock contained in our Registration Statement on Form S-3 filed with the Commission on August 6, 2001, including any amendments or reports filed for the purpose of updating the description.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than information furnished pursuant to Item 9 or Item 12 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable. The class of securities to be offered is registered under Section 12(g) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article SEVENTH of the Certificate of Incorporation of Brazil Fast Food Corp. (the “Registrant”) provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article TENTH of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2), acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.
     Section 145 of Delaware Corporation Law provides, inter alia, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter, a “Proceeding”), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an “Agent” of the corporation), he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.
     Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney’s fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibits
4.1	1992 Stock Option Plan

5.1	Opinion of Akerman Senterfitt regarding the common stock being registered

23.1	Consent of Independent Certified Public Accountants, BDO Trevisan Auditores Independentes

23.2	Consent of Independent Certified Public Accountants Grant Thornton Auditores Independentes

23.3	Consent of Akerman Senterfitt, included in Exhibit 5.1

24.1	Powers of attorney executed by certain officers and directors of the Registrant (included on signature page)

Item 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 9th day of May, 2006.

By:	/s/ Omar Carneiro da Cunha
Omar Carneiro da Cunha
Chairman of the Board of Directors

Date: May 9, 2006
     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ricardo Figueiredo Bomeny and Romulo Borges Fonseca as such person’s true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Omar Carneiro da Cunha Omar Carneiro da Cunha	Chairman of the Board of Directors	May 9, 2006
/s/ Ricardo Figueiredo Bomeny Ricardo Figueiredo Bomeny	Chief Executive Officer	May 9, 2006
/s/ Romulo Borges Fonseca Romulo Borges Fonseca	Director and Secretary	May 9, 2006
/s/ José Ricardo Bousquet Bomeny José Ricardo Bousquet Bomeny	Director	May 9, 2006
/s/ Stephen J. Rose Stephen J. Rose	Director	May 9, 2006
/s/ Guillermo Hector Pisano Guillermo Hector Pisano	Director	May 9, 2006
/s/ Gustavo Figueiredo Bomeny Gustavo Figueiredo Bomeny	Director	May 9, 2006
/s/ Peter J.F. van Voorst Vader Peter J.F. van Voorst Vader	Director	May 9, 2006

INDEX OF ATTACHED EXHIBITS

Exhibit No.	Description of Exhibits
4.1	1992 Stock Option Plan
5.1	Opinion of Akerman Senterfitt regarding the common stock being registered
23.1	Consent of Independent Certified Public Accountants, BDO Trevisan Auditores Independentes
23.2	Consent of Independent Certified Public Accountants, Terco Grant Thornton Auditores Independentes